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KPMG LLP Suite 3800 1300 South West Fifth Avenue Portland, OR 97201	Telephone 503 221 6500 Fax 503 820 6565 Internet www.us.kpmg.com

September 12, 2006

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Synthetech, Inc. and, under the date of May 12, 2006 except for notes B and P, which are as of June 20, 2006, we reported on the financial statements of Synthetech, Inc. as of and for the years ended March 31, 2006 and 2005. On September 6, 2006, we resigned. We have read Synthetech's statements included under Item 4.01of its Form 8-K dated September 6, 2006, and we agree with such statements.

Very truly yours,

/s/ KPMG LLP

KPMG LLP, a U.S. limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative.